EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-236558, 333-267103 and 333-281041) and S-3 (File No. 333-279592) of our report dated March 24, 2026 relating to the consolidated financial statements which appears in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weaver and Tidwell, L.L.P.

Austin, Texas

March 24, 2026